U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 15, 2010

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On January 15, 2010, Emeritus Corporation (“Emeritus” or the “Company”) entered into a Limited Liability Company Agreement (the “Joint Venture Agreement”) with BRE/SW Member LLC, an affiliate of Blackstone Real Estate Advisors VI, L.P (“Blackstone”) and CPDF II, LLC, an entity controlled by Mr. Dan Baty, the Chairman and Co-CEO of Emeritus (“Columbia Pacific”), pursuant to which Emeritus, Blackstone and Columbia Pacific have formed a joint venture that will operate under the name of  BRE/SW Portfolio LLC (the “Joint Venture”).  The purpose of the Joint Venture is to acquire and operate a portfolio of 134 communities (each a “Property,” and collectively, the “Properties”) currently operated by Stayton SW Assisted Living, LLC, an Oregon limited liability company constituting the Unitary Sunwest Enterprise as designated in an Order Approving Distribution Plan of the U.S. District Court for the District of Oregon dated October 2, 2009 (“Sunwest”).

Under the Joint Venture’s current equity structure, Blackstone will have up to an 80% equity interest and Emeritus and Columbia Pacific will each have a 10% equity interest.  Existing Sunwest investors will have the opportunity to acquire equity interests in the Joint Venture by rolling over up to $25.0 million in consideration received in connection with the disposition of the Properties.  Emeritus is the administrative member of the Joint Venture.  Emeritus will fund up to an additional $26.0 million to the Joint Venture for its equity interest, including estimated working capital and capital expenditure reserve requirements, in addition to closing costs.  The Joint Venture Agreement provides for cash distributions from the Joint Venture to the members in accordance with their ownership interests; however, Emeritus is entitled to distributions at increasing levels in excess of its ownership percentage if certain Joint Venture performance criteria are achieved.  The Joint Venture Agreement also provides Emeritus the right of first opportunity in the event that Blackstone desires to sell all or any of the Properties or its membership interest in the Joint Venture.  The Joint Venture Agreement prohibits Emeritus from transferring its interest in the Joint Venture without Blackstone's consent.  Emeritus, as administrative member, is responsible for the day-to-day operations of the Joint Venture.  However, Blackstone has final authority on certain defined major decisions affecting the Joint Venture.  Blackstone may terminate Emeritus as administrative member for certain reasons, including gross negligence, bankruptcy and failure to meet certain standards.  The Joint Venture Agreement provides that in the event the Joint Venture fails to acquire the Properties, Blackstone shall cause the dissolution and orderly liquidation of the Joint Venture.

On January 15, 2010, the Joint Venture entered into a purchase and sale agreement (the “Purchase Agreement”) with Sunwest to acquire the Properties for an aggregate unadjusted purchase price of approximately $1.15 billion.  The purchase price will include (i) approximately $235.0 million in an adjustable combination of cash and membership interests in the Joint Venture (the “Cash/Equity Portion of the Purchase Price”) and (ii) the assumption by the Joint Venture of secured debt, subject to adjustment, of approximately $918.0 million (the “Debt Assumption,” and collectively with the Cash/Equity Portion of the Purchase Price, the “Purchase Price”).  The cash component of the Cash/Equity Portion of the Purchase Price may be reduced by the potential equity rollover of up to $25.0 million by the existing Sunwest investors.  Approximately $275.5 million of the assumed debt is controlled by entities affiliated with Mr. Baty.  The Joint Venture has posted a $50 million letter of credit in escrow (the “Deposit”) to be held as security for performance of the Joint Venture's obligations under the Purchase Agreement.  To the extent that a closing condition under the Purchase Agreement is not satisfied with respect to one or more of the Properties, the Joint Venture shall have the right, subject to certain limitations, to either defer closing on such Properties until such condition is satisfied or waived by the Joint Venture (the “Deferred Properties”), or terminate the Purchase Agreement with respect to any such Property.  At the time of closing on each transaction under the Purchase Agreement, the Deposit shall be applied to the Cash/Equity Portion of the Purchase Price due in connection with such closing in an amount which would result in the remaining deposit being equal to 5% of the allocated purchase price related to the remaining Deferred Properties.  If the Joint Venture fails to close the purchase and sale of the Properties and all conditions under the Purchase Agreement have been satisfied by Sunwest or waived in writing by the Joint Venture, the balance of the Deposit will be paid to Sunwest as its sole and exclusive remedy and as liquidated damages.

The Properties to be acquired by the Joint Venture pursuant to the Purchase Agreement are comprised of approximately 11,096 units and are similar in operating characteristics to Emeritus' existing portfolio of senior living communities.  The portfolio includes approximately 6,175 assisted living, 1,782 memory care, 2,944 independent living, and 195 skilled nursing units.

The consummation of the transactions contemplated by the Purchase Agreement are subject to a number of conditions, including final bankruptcy court approvals, the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and finalization of loan modifications with the secured creditors.  The bankruptcy court process includes an open six-week bidding period that will allow other qualified interested parties to bid on the acquisition of the Properties.  A competing bid must be a minimum of approximately $26.0 million in excess of the Purchase Price, and may be increased in an auction style forum upon submittal of any qualified competing bid.  A qualified buyer must demonstrate a net worth of at least $500.0 million, total assets of at least $2.5 billion and be regularly engaged in the business of owning or operating commercial real estate or senior living facilities.  In the event that the Joint Venture is not chosen as the successful bidder at an auction or elects not to submit a bid at an auction and the bankruptcy court confirms a sale of the Properties to a third-party purchaser, Sunwest shall return the Deposit to the Joint Venture and pay to the Joint Venture a break-up fee equal to the greater of $9.0 million or 10% of the amount by which the successful bidder's Cash/Equity Portion of the Purchase Price exceeds $235.0 million.

The Purchase Agreement contains customary representations and warranties between the Joint Venture and Sunwest.  The Purchase Agreement also contains customary covenants and agreements, including covenants regarding the parties' efforts to cause the closing to be completed and Sunwest's obtaining the consent of the holders of its secured debt to the modifications set forth in the Purchase Agreement and the amendment of the draft Plan of Reorganization of Sunwest to provide for the transactions contemplated in the Purchase Agreement, which includes the modification of its secured debt.

The Purchase Agreement may be terminated under certain circumstances specified in the Purchase Agreement, including by the Joint Venture or Sunwest if the closing of the transactions contemplated by the Purchase Agreement has not occurred on or before July 30, 2010.

As contemplated by the Purchase Agreement, Emeritus anticipates entering into management agreements (the “Management Agreements”) with the Joint Venture to manage the Properties for a monthly fee of 5.0% of collected gross operating revenues.  The term of the Management Agreements would be for one year and would automatically renew for successive one-year periods unless notice of non-renewal is given by either party 90 days prior to the expiration of the then current term or otherwise cancelled pursuant to the Management Agreement.

A press release announcing the Joint Venture and the entry into the Purchase Agreement is attached hereto as Exhibit 99.1

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

99.1	Press Release dated January 19, 2010, entitled Emeritus Signs Joint Venture Agreement to Acquire 134 Senior Living Communities for $1.15 Billion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

January 21, 2010		EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President—
Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                Description

99.1	Press Release dated January 19, 2010, entitled Emeritus Signs Joint Venture Agreement to Acquire 134 Senior Living Communities for $1.15 Billion.